QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: February 12, 2003
(Date of earliest event reported)

GUITAR CENTER, INC.
(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	Commission File: 000-22207	95-4600862 (I.R.S. Employer Identification No.)

5795 Lindero Canyon Road
Westlake Village, California 91362
(Address of Principal executive offices, including zip code)

(818) 735-8800
(Registrant's telephone number, including area code)

Item 5. Other Events.

        On February 12, 2003, Guitar Center, Inc. (the "Company") announced that its net income for the fourth quarter of 2002 increased 103% to $13.4 million, or $0.57 per diluted share, compared to net income in the fourth quarter of 2001 of $6.6 million, or $0.29 per diluted share. Fourth quarter 2002 net income increased 30.2% compared to pro forma net income in the fourth quarter of 2001 of $10.3 million, or $0.45 per diluted share, which was calculated prior to one-time charges. Net income for the year ended December 31, 2002 increased 48.3% to $25.3 million, or $1.09 per diluted share, compared to net income for 2001 of $17.0 million, or $0.75 per diluted share. Full-year 2002 net income increased 22.0% compared to full-year 2001 pro forma net income of $20.7 million, or $0.91 per diluted share, which was calculated prior to one-time charges in the fourth quarter of 2001. A further description of the one-time charges in the fourth quarter of 2001 is provided below.

        As previously announced, consolidated net sales for the fourth quarter of 2002 increased 15.5% to $334.8 million compared to $289.9 million in the same period of 2001. For the year ended December 31, 2002, net sales increased 16.0% to $1.101 billion compared to $949.3 million in 2001.

        During the fourth quarter, the Company opened four Guitar Center stores and one American Music store. This brings the Company's total number of stores opened in 2002 to twenty. As reported on January 6, 2003 net sales from retail stores for the fourth quarter of 2002 totaled $268.8 million, a 13.5% increase from $236.9 million reported in the same period last year. Comparable store sales increased 7% for the quarter. Sales from new stores contributed $16.3 million and represent 51.0% of the total increase in retail store sales for the quarter. Net sales from retail stores for 2002 totaled $892.1 million, a 14.3% increase from $780.8 million in 2001. Comparable store sales for the full year increased 6%. Sales from new stores contributed $63.3 million and represent 57.0% of the total increase in retail store sales for the year.

        Fourth quarter gross margin for the retail stores, after buying and occupancy costs, was 27.6% compared with 27.0% in the fourth quarter of 2001. This increase reflects improved selling margins and a reduction in freight expense, partially offset by planned distribution center costs. Selling, general and administrative expenses for the retail stores, inclusive of corporate general and administrative expenses, were 21.0% as a percentage of sales compared with 19.8% in last year's fourth quarter. The increase reflects higher than expected SG&A expenses at the American Music stores, primarily due to systems implementation and infrastructure build out, as well as bonus accruals within the Guitar Center retail business and higher general and medical insurance rates.

        In the fourth quarter, direct response sales increased 24.5% to $66.0 million from $53.0 million in the fourth quarter of 2001. Direct response sales increased 23.9% to $208.7 in 2001 from $168.5 million in 2001.

        In the fourth quarter, gross margin for the direct response division was 31.3% compared with 27.3% in the fourth quarter of 2001. The increase in gross margin resulted primarily from an increase in selling margin. Selling, general and administrative expenses for the direct response division were 20.2% in the fourth quarter compared to 22.6% in the same period last year, primarily reflecting a decrease in backorder shipments, as well as improved labor scheduling at the call center and fulfillment center.

        In November 2002, Musician's Friend purchased the principle assets of MARSMUSIC.com at auction, including the URL and the hardware for the web site.

        The Company has previously prepared and reported certain pro forma data applicable to the fourth quarter and full year ended December 31, 2001. The pro forma data is adjusted for two items incurred in 2001 that we believe were one-time charges. First, during the fourth quarter of 2001 we recorded a $3.5 million non-cash charge to reflect the after-tax impact of writing-off our minority investment in a non-consolidated entity. This charge reflected our assessment of the likely future cash flows from the investment in light of the uncertainties regarding the ongoing business of this entity. Also during the fourth quarter of 2001, we recognized $592,000 of expense in connection with the extension of our line of credit and the replacement of one of the former lenders in the syndicate. These costs, of which $354,000 was a non-cash write-off of previously capitalized costs, were recognized as a charge to interest expense. No adjustment has been made to the 2002 data.

        Pro forma amounts are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The following table illustrates the adjustments and reconciles the pro forma data to that reported in the financial statements:

	Three months ended		Year ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
	(in thousands, except per share amounts)
Income before income taxes	$21,589	$12,420	$40,801	$29,276
Add back write-off of minority investment in non-consolidated entity (a)	0	(3,539)	0	(3,539)
Add back interest expense adjustment (b)	0	(592)	0	(592)

Pro forma income before income tax	21,589	16,550	40,801	33,407
Pro forma income taxes (c)	8,233	6,289	15,545	12,695

Pro forma net income	$13,356	$10,261	$25,256	$20,712

Weighted average shares Outstanding (diluted)	23,391	22,589	23,130	22,700
Pro forma net income Per share (diluted)	$0.57	$0.45	$1.09	$0.91

        (a)  Represents the write-off of the minority investment in a non-consolidated entity in the fourth quarter of 2001.

        (b)  Pro forma interest expense reflects a $592,000 adjustment in the fourth quarter of 2001 to eliminate certain costs of extending our line of credit and the replacement of one of the former lenders in the syndicate.

        (c)  Pro forma income taxes reflect an adjustment in the fourth quarter of 2001 for the effects of the write-off of the minority investment in a non-consolidated entity. The resulting loss has not been tax benefited because of the capital nature of the write-down and the uncertainty that the Company will have future capital gains to utilize the capital losses. The amount for 2002 has not been adjusted.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

  (c)
  Exhibits

  99.1
  2002 Financial Results

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

GUITAR CENTER, INC.

Date: February 12, 2003	By:	/s/ BRUCE ROSS
		Name:	Bruce Ross
		Title:	Executive Vice President and Chief Financial Officer

QuickLinks

FORM 8-K
Item 5. Other Events.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES